EXHIBIT 99.1

Coconut Palm Acquisition Corp.
595 S. Federal Highway, Suite 500, Boca Raton, FL 33432 • 561/955-7300 • 561/955-7333 (f)
For Immediate Release
Mark Dvornik, Twenty Year Veteran of Paramount Television to Be Named EVP of Retro Television Network for Equity Broadcasting Corporation
Tuesday February 27
BOCA RATON, Fla., Feb. 27 — Coconut Palm Acquisition Corp. (OTC Bulletin Board: CNUT — News), which has entered into an agreement to merge with Equity Broadcasting Corporation (EBC), today announced that Mark Dvornik, who has served as an executive with Paramount for over twenty years, has been named Executive Vice President of Retro Television Network for EBC, effective upon completion of the merger.
EBC is one of the largest owners and operators of television stations in the United States and is a fast growing broadcaster with a low-cost structure and multiple sources of revenue and value. EBC is the second largest affiliate group of the top ranked Univision and Univision’s Telefutura network, two fast growing networks driven by the growth of the Hispanic population of the U.S.
EBC also owns and operates Retro Television Network (RTN), a television network that airs ratings-proven programs and offers a unique proposition that has not previously existed in the broadcast industry. Utilizing EBC’s Central Automated Satellite Hub proprietary delivery technology, RTN enables broadcasters to continue with their existing channels, while delivering broadcasters a turn-key, high quality second network with customized local news, weather and sports to add additional revenue streams. EBC plans to build out its RTN affiliate program in markets across the United States and expects the network to become one of the company’s primary revenue generators as it captures this growth.
Tom Arnost, former Co-President of Univision Television Group, who has been named President and CEO of Equity Broadcasting Station Group following the closing of the merger, commented, “Mark has a proven track record as a highly accomplished media executive during his long tenure with Paramount and we are thrilled that he has joined EBC to help guide Retro Television Network’s anticipated growth.”
Mark Dvornik said, “I could not be more excited about the opportunity to join the impressive team that is being assembled at EBC and help lead the growth of Retro Television Network in markets across the country. RTN offers one of the most innovative opportunities for a new network in the broadcast industry today.”
The Company also previously announced that George Blank, former Chief Financial Officer of Univision Communications, Inc. will serve as CFO of EBC effective upon the closing of the merger.
About Mark Dvornik
Mr. Dvornik served as Executive Vice President and General Sales Manager for Paramount Television Group from September 2001 to January 2007. Previously, from 1999 to 2001, Mr. Dvornik served as Senior Vice President, General Sales Manager in Los Angeles. During this time, Paramount assumed control of Worldvision and Rysher first-run and off-net sales, taking the Paramount library to over 55,000 hours of television. Mr. Dvornik previously served as Vice President, Southwestern Regional

Manager (1995-1998), Southwestern Regional Manager (1992-1995), Southwestern Division Manager (1990-1992), Central Division Manager (1988-1990) and Account Executive (1986- 1988). Mr. Dvornik joined Paramount in 1985 as a sales trainee based in Los Angeles. Mr. Dvornik earned a Bachelor of Arts degree in English and Film from the University of Florida.
About Coconut Palm Acquisition Corporation
Coconut Palm Acquisition Corp. is a blank check company that was formed for the specific purpose of consummating a business combination. Coconut Palm raised net proceeds of approximately $64 million through its initial public offering consummated in September 2005 and has dedicated its time since the offering to seeking and evaluating business combination opportunities.
Coconut Palm and EBC have entered into an agreement and plan of merger, as amended, pursuant to which EBC will merge with and into Coconut Palm with Coconut Palm as the surviving company, subject to the approval of the shareholders of both companies and regulatory approval, among other closing conditions. Following completion of the merger, Coconut Palm will change its name to Equity Broadcasting Corporation or a similar name.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward- looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in integrating merged businesses; uncertainties as to the timing of the merger; approval of the transaction by the stockholders of the companies; the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals; and the competitive environment in the industry of the combined entity and competitive responses to the proposed merger. Actual results may differ materially from those contained in the forward-looking statements in this press release. Coconut Palm and EBC undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. Coconut Palm and its officers and directors may be deemed to have participated in the solicitation of proxies from Coconut Palm’s stockholders in favor of the approval of the acquisition. Information concerning Coconut Palm’s directors and executive officers is set forth in the Coconut Palm’s documents filed with the Securities and Exchange Commission (available at http://www.sec.gov). Stockholders may obtain more detailed information regarding the direct and indirect interests of Coconut Palm and its directors and executive officers in the merger by reading the preliminary and definitive proxy statements regarding the merger, which are being filed with the SEC.